EXHIBIT 99

                   ICOS Corporation Reports Results for 2004;
                  2004 Worldwide Cialis Sales Top $550 Million

    BOTHELL, Wash.--(BUSINESS WIRE)--Feb. 3, 2005--ICOS Corporation (Nasdaq:ICOS) today summarized 2004 highlights, released its financial results for the year and fourth quarter ended December 31, 2004, and provided guidance regarding expected financial performance for 2005.

    Cialis(R) (tadalafil) 2004 Highlights

    In 2004, Cialis worldwide sales soared to $552.3 million. Cialis is being marketed for the treatment of erectile dysfunction (ED) by Lilly ICOS LLC (Lilly ICOS), a 50/50 joint venture between ICOS and Eli Lilly and Company (Lilly), in North America and Europe. Elsewhere, Lilly has rights to market Cialis and pays a royalty, to Lilly ICOS, equal to 20% of net product sales in those territories.
    In Lilly ICOS territories, sales totaled $421.7 million for the year, including $206.6 million in the U.S., $177.9 million in Europe and $37.2 million in Canada and Mexico combined. In countries where Lilly markets Cialis, 2004 sales were $130.6 million.
    During 2004, Cialis continued to achieve impressive gains in market share. In the U.S., Cialis has gained market share every month since its commercial introduction and, in December 2004, captured 20% of total prescriptions among PDE5 inhibitors(1). For December 2004, in major Lilly ICOS territories outside of the United States, market share of Cialis ranged from 23% in the U.K. to 43% in France(2).
    During the fourth quarter of 2004, Lilly ICOS initiated a Phase 2 clinical study to treat patients with benign prostatic hyperplasia
(BPH). Lilly ICOS believes that PDE5 inhibition may relax smooth muscle within the prostate gland and prove beneficial as a treatment to relieve the urinary symptoms of BPH.
    "This past year was exciting with the launch of Cialis in the United States where it achieved $207 million in sales," stated Paul N. Clark, ICOS Chairman and CEO. "Success in the U.S. was a result of a well differentiated product and an innovative launch campaign. The Cialis team was recognized with the 'Marketing Team of the Year' award from Medical Marketing and Media in the January 2005 issue. We continue to expect Lilly ICOS to achieve profitability on a quarterly basis perhaps beginning in the third quarter of 2005."

    Other 2004 Highlights

    "Our preclinical and clinical programs progressed during 2004," Clark commented. "We anticipate advancing one or two preclinical compounds into clinical studies in the next year or so. The most advanced preclinical compounds include a cell cycle checkpoint inhibitor for cancer, a PDE4 inhibitor for an inflammatory disease, inhibitors of p110 delta for cancer and/or an inflammatory disease and an LFA-1 antagonist for psoriasis."
    During 2004, enrollment progressed in a Phase 2 study with IC485 in patients with chronic obstructive pulmonary disease. The study is on schedule to conclude and provide clinical results during the first half of this year. IC485 is an oral inhibitor of the PDE4 enzyme, which potently inhibits the release of inflammatory molecules such as TNF alpha.
    In June 2004, ICOS entered into an agreement with Raven biotechnology, inc., providing ICOS an opportunity to evaluate five of Raven's monoclonal antibodies and an exclusive option to license three of them. ICOS is evaluating the candidates for potential indications that include cancer.
    Four highly respected business leaders joined the ICOS Board of Directors during 2004 -- Teresa Beck, former President of American Stores Company; Vaughn Bryson, former Chief Executive Officer and President of Eli Lilly and Company; Robert Herbold (effective March 16, 2005), former Chief Operating Officer of Microsoft Corporation; and Jack Schuler, former Chief Operating Officer of Abbott Laboratories.

    2004 Full-Year Financial Results

    For the year ended December 31, 2004, ICOS reported a net loss of $198.2 million ($3.13 per share), compared to a net loss of $125.5 million ($2.01 per share) for the year ended December 31, 2003.
    Equity in losses of Lilly ICOS was $130.4 million in 2004, compared to $87.3 million in 2003. The increased Lilly ICOS losses reflect the sales and marketing costs associated with launching Cialis in Mexico beginning in August of 2003 and the United States and Canada beginning in November 2003. These costs were partially offset by revenue gains in Europe since the February 2003 launch and a full year of revenues in the United States, Canada and Mexico. Today, Cialis is sold in approximately 100 countries around the world.
    ICOS Corporation's total revenue was $74.6 million in the year ended December 31, 2004, compared to $75.1 million in 2003.
    Collaboration revenue from affiliates (cost reimbursement revenue) totaled $56.0 million for the year ended December 31, 2004, compared to $25.9 million in 2003. The increase reflects higher revenue from Lilly ICOS, primarily reimbursement of costs associated with our sales force promoting Cialis in the United States for all of 2004.
    Revenue from licenses of technology was $2.2 million in 2004 compared to $37.0 million in 2003. Included in 2003 technology license fee revenue is $21.3 million of previously deferred upfront fees and forgiven loans, received from Biogen IDEC, Inc. (formerly Biogen, Inc.), which were recognized as revenue in conjunction with our reacquisition of sole development rights to the LFA-1 antagonist program in June 2003. Revenues from licenses of technology revenue in 2003 also included $15.0 million earned upon the first commercial sale of Cialis in the United States in November 2003. The 2004 amount, all of which was earned in the fourth quarter, represents amounts due from third parties who are independently developing products that use technology licensed from ICOS.
    Contract manufacturing revenue increased from $12.2 million in 2003, to $16.4 million in 2004. Contract manufacturing expenses increased from $9.7 million in 2003, to $12.6 million in 2004. The increases reflect greater use of capacity for external business during 2004, compared to the prior year.
    Total operating expenses were $142.0 million in the year ended December 31, 2004, compared to $130.5 million in the year ended December 31, 2003.
    Research and development expenses decreased $14.0 million from the year ended December 31, 2003, to $71.8 million in 2004. The decrease was primarily due to discontinuation of certain clinical programs late in 2003 and in early 2004, partially offset by increased costs related to activities associated with IC485 and incremental Lilly ICOS research and development activities being performed by ICOS personnel in the current year.
    Marketing and selling expenses increased $19.6 million from 2003, to $39.4 million in 2004. The increase reflects costs associated with our U.S. sales force promoting Cialis, which was initially deployed late in the third quarter of 2003.
    During 2003, we recognized a $10.0 million gain upon the sale of our partnership interest in ICOS-Texas Biotechnology L.P.
    In 2004 and 2003, we incurred $6.8 million and $3.6 million, respectively, of interest expense on $278.7 million of 2% convertible subordinated debt, issued in June and July 2003.
    Interest and other income totaled $6.4 million in 2004, compared to $10.0 million in 2003. The decrease primarily reflects lower average invested balances and interest rates during 2004.

    2004 Fourth Quarter Financial Results

    For the three months ended December 31, 2004, ICOS reported a net loss of $33.4 million ($0.53 per share), compared to a net loss of $34.2 million ($0.54 per share) for the three months ended December 31, 2003.
    Equity in losses of Lilly ICOS was $15.5 million in the fourth quarter of 2004, compared to $28.6 million in the fourth quarter of 2003. The lower Lilly ICOS losses reflect continued revenue growth from sales of Cialis and increased product royalties, partially offset by higher fourth quarter 2004 sales and marketing costs in the United States and Canada. Cialis was initially launched in late November 2003 in the U.S. and in Canada.
    ICOS Corporation's total revenue was $20.4 million in the fourth quarter of 2004, compared to $29.2 million in the fourth quarter of 2003.
    Cost reimbursement revenue totaled $13.3 million in the fourth quarter of 2004, compared to $12.6 million in the fourth quarter of 2003.
    Contract manufacturing revenue increased from $1.6 million in the fourth quarter of 2003, to $4.9 million in the fourth quarter of 2004. Contract manufacturing expenses increased from $2.1 million in the fourth quarter of 2003, to $3.4 million in the fourth quarter of 2004. The increases reflect greater use of capacity for external business during the 2004 fourth quarter.
    Total operating expenses were $38.0 million in the fourth quarter of 2004, compared to $34.7 million in the fourth quarter of 2003.
    In the fourth quarter of 2004 and 2003, we incurred $1.7 million of interest expense on $278.7 million of 2% convertible subordinated debt, issued in June and July 2003.
    Interest and other income totaled $1.4 million in the fourth quarter of 2004, compared to $1.7 million in the fourth quarter of 2003. The decrease primarily reflects lower average invested balances during the 2004 period, partially offset by higher average interest rates.
    At December 31, 2004, we had cash, cash equivalents, investment securities and associated interest receivable of $275.8 million.

    Financial Guidance

    In 2005, we expect that ICOS Corporation's net loss will be in the range of $57 million ($0.90 per share) to $77 million ($1.20 per share). The decrease in net loss, compared to 2004, is due primarily to our expectation that Lilly ICOS will become profitable in 2005. We expect Cialis market share and sales to continue to grow in 2005, and we expect certain Lilly ICOS marketing and selling expenses to decline.
    The guidance in the preceding paragraph does not include the impact of the change in accounting related to share-based payment (employee stock options), which we are required to implement by our 2005 third quarter.
    Lilly ICOS' 2005 net income is expected to be in the $40 million to $70 million range. The level of Cialis sales achieved is the primary variable that will affect Lilly ICOS' results for 2005.
    For the first quarter of 2005, we expect that ICOS Corporation's net loss will be in the range of $41 million to $51 million, approximately 65 to 80 cents per share. The increase in net loss, compared to the 2004 fourth quarter reflects: expected further reductions in Cialis wholesale inventories in the 2005 first quarter; a reduction in 2005 collaboration revenue from reimbursement of selling expenses by Lilly ICOS; incremental 2005 research and development spending associated with IC485 and drug candidates in our preclinical programs; and, annual compensation increases and employment taxes that occur in the early part of each calendar year. We expect Lilly ICOS' net loss to be in the range of $30 million to $40 million in the 2005 first quarter.

    ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is marketing its first product, Cialis, for the treatment of erectile dysfunction, through Lilly ICOS LLC. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.

    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause our results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent our judgment as of the date of this release. We undertake no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any of our products or product candidates will achieve commercial success or that competing therapies will not pre-empt market opportunities that might exist for any of our products or product candidates.

    Conference Call

    As previously announced, today, beginning at 4:30 p.m. EST, ICOS will host a conference call to review 2004 financial results and related matters, including financial guidance for 2005. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 763452, live at 612-332-0923, or as a replay at 320-365-3844. The webcast will be available until February 10, 2005 at 4:30 pm EST. The telephone replay will be available until February 4, 2005 at 8:30 pm EST.

    (1) IMS National Prescription Audit Plus(TM), December 2004.
    (2) IMS Health. IMS MIDAS, (wholesaler to pharmacy), Copyright
2004.



                  ICOS Corporation and Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)
                             (unaudited)

                           Three Months Ended         Year Ended
                               December 31,           December 31,
                          --------------------  ----------------------
                             2004       2003        2004        2003
                           --------   --------   ---------   ---------

Condensed Consolidated
 Statements of Operations:

Revenue:
 Collaboration revenue
  from affiliates         $ 13,309   $ 12,614   $  56,031   $  25,943
 Licenses of technology      2,200     15,000       2,200      36,976
 Contract manufacturing      4,906      1,599      16,377      12,185
                           --------   --------   ---------   ---------
      Total revenue         20,415     29,213      74,608      75,104
                           --------   --------   ---------   ---------
Operating expenses:
 Research and development   19,068     18,888      71,791      85,758
 Marketing and selling       9,662      9,404      39,392      19,770
 Cost of contract
  manufacturing              3,440      2,057      12,561       9,703
 General and
  administrative             5,867      4,393      18,247      15,272
                           --------   --------   ---------   ---------
      Total operating
       expenses             38,037     34,742     141,991     130,503
                           --------   --------   ---------   ---------
            Operating
             loss          (17,622)    (5,529)    (67,383)    (55,399)
Other income (expense):
 Equity in losses of
  affiliates               (15,541)   (28,647)   (130,396)    (87,180)
 Gain on sale of
  partnership interests          -          -           -      10,000
 Interest expense           (1,704)    (1,712)     (6,824)     (3,578)
 Interest and other
  income                     1,420      1,730       6,355      10,038
                           --------   --------   ---------   ---------
Loss before income taxes   (33,447)   (34,158)   (198,248)   (126,119)
Income tax recovery              -          -           -         612
                           --------   --------   ---------   ---------
Net loss                  $(33,447)  $(34,158)  $(198,248)  $(125,507)
                           ========   ========   =========   =========

Net loss per common share
 - basic and diluted      $  (0.53)  $  (0.54)  $   (3.13)  $   (2.01)
                           ========   ========   =========   =========

Weighted average common
 shares outstanding -
 basic and diluted          63,574     62,943      63,435      62,561
                           ========   ========   =========   =========


Condensed Consolidated
 Balance Sheets:           Dec. 31,   Dec. 31,
                             2004       2003
                           --------   --------
Cash, cash equivalents,
 investment securities
 and interest receivable  $275,769   $469,525
Receivables from
 affiliates                 15,053     17,681
Note receivable                  -      6,000
Property and equipment,
 net                        19,206     18,970
Deferred financing costs
 and other                  14,953     12,678
                           --------   --------
      Total assets        $324,981   $524,854
                           ========   ========

Due to affiliates         $ 14,147   $ 25,842
Other current liabilities   25,656     21,433
Convertible subordinated
 debt                      278,650    278,650
Stockholders' equity         6,528    198,929
                           --------   --------
      Total liabilities
       and stockholders'
       equity             $324,981   $524,854
                           ========   ========


                  ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                             (unaudited)

The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                                             2004
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         -------- -------- -------- -------- ---------

Collaboration revenue
 from affiliates:
  Lilly ICOS LLC:
   Marketing and Selling $10,240  $10,111  $ 9,448  $ 9,859  $ 39,658
   Research and
    Development            3,827    4,586    4,510    3,450    16,373
                          -------  -------  -------  -------  --------
                          14,067   14,697   13,958   13,309    56,031
  Suncos Corporation           -        -        -        -         -
  ICOS-Texas
   Biotechnology L.P.          -        -        -        -         -
                          -------  -------  -------  -------  --------
                         $14,067  $14,697  $13,958  $13,309  $ 56,031
                          =======  =======  =======  =======  ========

Licenses of technology:
  Lilly ICOS LLC         $     -  $     -  $     -  $     -  $      -
  Biogen IDEC, Inc.            -        -        -        -         -
  Other                        -        -        -    2,200     2,200
                          -------  -------  -------  -------  --------
                         $     -  $     -  $     -  $ 2,200  $  2,200
                          =======  =======  =======  =======  ========

Equity in losses of
 affiliates:
  Lilly ICOS LLC         $69,237  $35,090  $10,528  $15,541  $130,396
  Suncos Corporation           -        -        -        -         -
                          -------  -------  -------  -------  --------
                         $69,237  $35,090  $10,528  $15,541  $130,396
                          =======  =======  =======  =======  ========


                                             2003
                          --------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         -------- -------- -------- -------- ---------

Collaboration revenue
 from affiliates:
  Lilly ICOS LLC:
   Marketing and Selling $   401  $   878  $ 2,708  $ 9,993  $ 13,980
   Research and
    Development            1,652    1,332    2,535    2,594     8,113
                          -------  -------  -------  -------   -------
                           2,053    2,210    5,243   12,587    22,093
  Suncos Corporation       2,058      269       96       27     2,450
  ICOS-Texas
   Biotechnology L.P.      1,237      163        -        -     1,400
                          -------  -------  -------  -------   -------
                         $ 5,348  $ 2,642  $ 5,339  $12,614  $ 25,943
                          =======  =======  =======  =======   =======
Licenses of technology:
  Lilly ICOS LLC         $    31  $     -  $     -  $15,000  $ 15,031
  Biogen IDEC, Inc.          602   21,343        -        -    21,945
  Other                        -        -        -        -         -
                          -------  -------  -------  -------   -------
                         $   633  $21,343  $     -  $15,000  $ 36,976
                          =======  =======  =======  =======   =======
Equity in losses of
 affiliates:
  Lilly ICOS LLC         $21,547  $20,045  $16,941  $28,787  $ 87,320
  Suncos Corporation           -        -        -     (140)     (140)
                          -------  -------  -------  -------   -------
                         $21,547  $20,045  $16,941  $28,647  $ 87,180
                          =======  =======  =======  =======   =======


                  ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)

                                           2004
                    --------------------------------------------------
                       Q1        Q2        Q3        Q4       TOTAL
                   ---------- --------- --------- --------- ----------
Revenue:
 Product sales, net
  United States    $  32,807  $ 50,768  $ 70,226  $ 52,783  $ 206,584
  Europe              36,356    45,301    43,414    52,859    177,930
  Canada and Mexico    5,854     8,931     9,380    13,063     37,228
                    ---------- --------- --------- --------- ---------
                      75,017   105,000   123,020   118,705    421,742
 Royalties             6,652     6,449     6,210     6,809     26,120
                    ---------  --------  --------  --------  ---------
     Total revenue    81,669   111,449   129,230   125,514    447,862
                    ---------  --------  --------  --------  ---------
Expenses:
 Cost of sales(a)      6,573     8,982    10,173    10,338     36,066
 Selling, general
  and administrative 195,053   157,838   123,222   130,398    606,511
 Research and
  development         18,827    15,119    17,203    16,169     67,318
                    ---------  --------  --------  --------  ---------
     Total expenses  220,453   181,939   150,598   156,905    709,895
                    ---------  --------  --------  --------  ---------
Net loss           $(138,784) $(70,490) $(21,368) $(31,391) $(262,033)
                    =========  ========  ========  ========  =========

ICOS Corporation's
 share of net loss $ (69,237) $(35,090) $(10,528) $(15,541)  (130,396)
                    =========  ========  ========  ========  =========


                                          2003
                    --------------------------------------------------
                       Q1        Q2        Q3        Q4       TOTAL
                    --------- --------- --------- --------- ----------

Revenue:
 Product sales, net
  United States    $       -  $      -  $      -  $ 27,922  $  27,922
  Europe              16,615    21,853    26,154    30,442     95,064
  Canada and Mexico        -         -     2,295     4,547      6,842
                    ---------- --------- --------- --------- ---------
                      16,615    21,853    28,449    62,911    129,828
 Royalties               975     3,115     4,352     6,263     14,705
                    ---------  --------  --------  --------  ---------
     Total revenue    17,590    24,968    32,801    69,174    144,533
                    ---------  --------  --------  --------  ---------
Expenses:
 Cost of sales(a)      1,604     2,170     2,803     5,966     12,543
 Selling, general
  and administrative  42,396    48,544    49,145   103,025    243,110
 Research and
  development         16,685    14,344    14,735    17,858     63,622
                    ---------  --------  --------  --------  ---------
     Total expenses   60,685    65,058    66,683   126,849    319,275
                    ---------  --------  --------  --------  ---------
Net loss           $ (43,095) $(40,090) $(33,882) $(57,675) $(174,742)
                    =========  ========  ========  ========  =========

ICOS Corporation's
 share of net loss $ (21,547) $(20,045) $(16,941) $(28,787) $ (87,320)
                    =========  ========  ========  ========  =========

(a) Beginning in December 2003, cost of sales includes $103 per month of license fee amortization applicable only to Eli Lilly and Company's interest in Lilly ICOS.


    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207